[APOLLO GOLD LOGO]                                                 NEWS RELEASE
                                                                   APG: TSX
                                                                   AGT: AMEX

                               APOLLO GOLD REPORTS
                        FOURTH QUARTER AND 2003 RESULTS;
                              DOUBLED ORE RESERVES


DENVER, COLORADO March 16, 2004 Apollo Gold Corporation ("Apollo" or the "Company") (APG:TSX, AGT:AMEX) reports the audited results for the three months and year ended December 31, 2003 (in US dollars) as follows.

A conference call with senior management is scheduled for Wednesday March 17, 2004 at 4:15 (EST) to discuss the results and updates for 2004. Please join us by calling 1-800 - 240 - 8621 and use reference number 574355 to join in the call.


      2003 HIGHLIGHTS

   o Production of 145,935 ounces of gold at total cash costs of $289 per ounce. In addition 11,782 development ounces were produced during the first quarter at Montana Tunnels for a total of 157,717 ounces produced in 2003.

   o Increased proven and probable reserves by 105% to 1,928,000 ounces of gold.

   o The advancement of the Company's Black Fox and Standard Mine projects on schedule to sustain and grow future gold production.

   o  Year end cash and cash equivalents balance of $36.4 million.

   o  Operating Cash Flow of $ 5.6 million.

   o Florida Canyon mine awarded "Safest Mid Sized Surface Mine" by Nevada Mining Association.

   o Listed on the American Stock Exchange (AMEX) on August 26, 2003 under the trading symbol "AGT".

   R. David Russell, President and CEO stated that "2003 was an important transitional year for Apollo as it was our first full year of production at Florida Canyon and the resumption of production, in April 2003, at Montana Tunnels. Our task in 2004 is to operate these assets efficiently, increasing our gold production while lowering our cash costs, while we continue developing our advanced stage exploration projects, Black Fox and Standard Mine. Our largest achievement in 2003 was the Company's 105 % increase to our gold reserves from 940,000 ounces to 1,928,000 ounces".

CONSOLIDATED FINANCIAL RESULTS SUMMARY
(All dollars in US, 000's unless otherwise stated)

                                              Three Months Ended                   Year Ended
                                              ------------------                   ----------
                                             Dec 03        Dec 02             2003             2002
                                             ------        -------            ----             ----
Net earnings / (loss)                       $    272       (1,179)         $ (2,186)          (3,051)
Operating cash flow                            2,603          514             5,603              617

Net Earnings (Loss) per share undiluted     $   0.01        (0.04)         $  (0.04)           (0.16)
Net loss per share - diluted                    0.01        (0.03)            (0.03)           (0.04)

Operating cash flow per share-undiluted         0.04         0.02              0.25             0.03
Operating cash flow per share diluted           0.02         0.01              0.16             0.01

Undiluted shares (Average)                                               54,536,679       19,297,688
Diluted shares at year end                                               87,329,314       60,477,118

Gold ounces sold                              38,332       29,556           145,935          148,200
Total cash costs per ounce (1)                  $330         $236              $289             $263

Average realized gold price per ounce           $380         $320              $360             $326
Gold spot price per ounce (US$/oz)(2)           $383         $322              $364             $310

(1) Total cash cost is a non GAAP measure, defined below.
(2) Average gold price as per London PM fix.

Revenues for the 4th quarter 2003 were $20.8 million, with revenue for 2003 of $66.8 million from the sale of 145,935 ounces of gold, 471,200 ounces of silver,
21.8 million pounds of zinc and 10.8 million pounds of lead. When computing total cash costs per ounce the by- product revenues from the sale of silver, zinc and lead, net of smelting charges, are included as a credit against operating costs.


GOLD SALES AND PRODUCTION COSTS

During the year 2003 Apollo achieved an average realized price per ounce of gold of $359 compared to $315 per ounce in 2002.

                                                     Year ended December 31,
                                                       2003           2002
                                                       ----           ----
Average sales price per ounce of gold                 $ 364          $ 326
Loss on hedge position                                   (4)             -
                                                        ---            ---
Average realized price per ounce gold sold              360            326

TOTAL PRODUCTION COSTS PER OUNCE GOLD
Cash operating costs                                  $ 275          $ 242
Royalties and mining taxes                               14              1
                                                         --             --
TOTAL CASH COSTS                                        289            243
Depreciation, amortization and accretion                 36             45
                                                         --             --
TOTAL PRODUCTION COSTS                                  325            288


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               4601 DTC BLVD., SUITE 750  DENVER CO 80237
                         720.886.9656  FAX 720.482.0957

The above cash operating, total cash and total production costs are non-GAAP measures and are calculated in accordance with gold industry guidelines and used by management to assess performance of individual operations as well as a comparison to other gold producers.

The term "cash operating costs" is used on a per ounce of gold basis. Cash operating costs per ounce is equivalent to direct operating cost, less production royalties, mining taxes and by-product credits for payable silver, lead and zinc. We have included cash operating costs information to provide investors with information about the cost structure of our mining operations.

The term "total cash operating costs" is inclusive of the above with the addition of production royalties and mining taxes.

The term "total production costs" includes all total cash operating costs with the addition of the non-cash portion of the costs including depreciation and amortization.


OPERATIONS BY MINE

FLORIDA CANYON

The Florida Canyon open pit, heap leach gold mine is located in northwestern Nevada, approximately 42 miles southwest of Winnemucca. The complex is situated along the western flank of the Humboldt Mountain range.

In 2003 Florida Canyon was Apollo's largest producer of gold, with 101,811 ounces, compared to 121,516 ounces in 2002. Total cash costs for the year were US $285 per ounce gold compared to 2002 of $243 per ounce and total production costs in 2003 and 2002 were US $325 per ounce and $288 per ounce respectively. 2003 was a year of mining transition for Florida Canyon with total cash costs rising. As gold reserves had been depleted in the three historic open pits, mining moved into two newly developed pits with associated longer ore haulage, combined with marginally lower grades, resulting in higher unit costs and lower gold production compared to historical averages. Florida Canyon is expected to produce approximately 110,000 ounces of gold during 2004.

PRODUCTION SUMMARY - Florida Canyon

                                           2003          2002            2001
                                           ----          ----            ----
Gold produced (oz)                       101,811       121,516         121,206
Total cash costs (US$/oz)                   $285          $243            $235
Total production cost (US$/oz)              $325          $288            $279

Gold reserves (ounces at year end)       374,000       330,900         335,300


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               4601 DTC BLVD., SUITE 750  DENVER CO 80237
                         720.886.9656  FAX 720.482.0957

Exploration drilling in 2003 of more than 63,000 feet of reverse circulation drilling was completed in and around the ore reserve areas at a cost of $0.7 million. The program was successful in replacing all of the 2003 production plus adding 45,000 gold ounces of new reserves for a total of 374,393 ounces of proven and probable gold reserves at year end.

In 2003 total capital spent at Florida Canyon, excluding exploration was $4.5 million with the majority of the expenditure on; a water supply well, expansion engineering and the permitting program. Capital expenditures in 2004 will be used mainly for exploration and a leach pad expansion.

The Standard Mine project, which is approximately 5 miles south of the Florida Canyon plant, will be an integral part of the Florida Canyon complex. The State of Nevada operating permits for the Standard Mine were applied for in the second quarter of 2003 and to date permitting has progressed on schedule. All of the required operating permits are expected in 2004 with leach pad construction and initial loading expected during the third quarter 2004 and approximately 10,000 ounces of development gold ounces sold by the end of the year.


MONTANA TUNNELS

Montana Tunnels is an open pit poly-metallic mine located 45 miles north of Butte, Montana, with a flotation mill facility that produces both a zinc and lead concentrate, containing gold and silver, and free gold. This property was acquired by Apollo in 2002 at the same time as Florida Canyon. However, Montana Tunnels did not resume commercial production until April 2003 following the completion of Phase I of a stripping program. Phase II stripping began in October 2003 and is scheduled to be completed in the third quarter 2004. The objective of Phases I and II is to provide at least a four-year mine life. All permits are in place to complete this development.

PRODUCTION SUMMARY - Montana Tunnels
                                        2003         2002            2001
                                        ----         ----            ----
Gold produced (oz)                     44,124       26,657        70,567
Total cash cost ($/oz)                   $292         $178          $203
Total production cost ($/oz)             $319         $188          $205
Gold Reserves (oz year end)           692,500      291,600        50,655

In 2003, the mine also produced 21.8 million pounds of zinc, 10.8 million pounds of lead and 411,176 ounces of silver in concentrates. By-product revenues from these metal sales were used to offset gold production costs. In addition, 11,781 gold ounces were produced in the first quarter when the mine was in its development phase.

Total capital spending in 2003 was $11.1 million for stripping, purchase of mining equipment and a mill upgrade consisting of the installation of a new primary crusher and modifications to the grinding circuit, now due for final completion in the second quarter 2004. Capital priorities in 2004 will be the completion of Phase II stripping, exploration drilling and permitting for Phase III stripping of the north wall.


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               4601 DTC BLVD., SUITE 750  DENVER CO 80237
                         720.886.9656  FAX 720.482.0957

In 2004 the company expects to finalize the mill optimization, complete the necessary exploration drilling so as to establish an eight-year mine life, and to produce approximately 60,000 ounces of gold at a total cash cost of less than $265 per ounce assuming current by- product metal prices.


BLACK FOX PROJECT

During 2003 a shallow drilling program was designed to test the open pit potential of the project and a deep drilling program was designed to explore the underground potential from 200 to 500 meters in depth. By the end of 2003, 297 surface core holes had been completed for a total of 82,622 meters (271,000 feet) in these programs. Surface exploration was also started on the property and the land package was increased from 805 acres to about 1500 acres by year end. In 2003 Apollo spent over $5.50 million on the property with $1.55 million being expensed and $3.94 million being capitalized starting in July 2003.

The first phase of the shallow drilling program was successful in identifying an open pit, proven and probable, gold reserve of 457,100 ounces.

The deep drilling results in 2003 were equally successful warranting the second phase of reserve development which will start in 2004. This will be an exploration drift to be developed from the existing underground workings of the old Glimmer Mine. The exploration drift will be on the 235 meter level of the project. The drift, developed in the hanging wall along the strike of the ore zone, will be used as a platform for core drilling. An estimated 80,000 meters of drilling is forecast to develop additional reserves. The exploration drift will also be used to develop test stopes for underground mining and to obtain a bulk sample for metallurgical studies.

During 2004 the Company plans to spend approximately $10.4 million in the development of the Black Fox property. Finally, a "bankable feasibility" study for the open pit is expected to be completed before the end of the year.


GENERAL AND ADMINISTRATIVE

The Company incurred $4.7 million and $2.3 million for the years 2003 and 2002, respectively, in general and administrative expenses. The increased administrative expenses during 2003 for additional legal and accounting expenses, incurred in the preparation of our Registration Statement for our common stock in the United States and associated exchange (AMEX) listing fees, increased investor relations costs, and the maintenance of the Denver corporate office.


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               4601 DTC BLVD., SUITE 750  DENVER CO 80237
                         720.886.9656  FAX 720.482.0957

DEPRECIATION AND AMORTIZATION

Depreciation and amortization totaled $5.0 million in 2003 compared to $ 3.5 million in 2002. Depreciation and amortization decreased from $56 per ounce of gold sold in 2002 to $34 per ounce in 2003 due to an increase in the reserve base of the Company.


ACCRETION AND ROYALTY

During 2003 and 2002, there was an accretion expense of $1.3 million and $0.8 million respectively, relating to the cost of accrued site closure costs at the Florida Canyon and Montana Tunnels Mines. This expense represents our estimation of the fair value of the increase in our site closure and reclamation costs for the respective years. Accrued closure costs at the end of 2003 were $21.6 million compared to $20.5 million at the year end 2002.

Accretion expenses are calculated on a quarterly basis and represent the amortization of the discounted portion of our future cash outflows for reclamation. It is calculated by estimating the future costs and the inflationary rate in the years in which we expect to spend the reclamation funds. This amount is discounted by an appropriate current interest rate with the difference expensed as an ongoing accretion expense.

Apollo incurred $0.9 million in royalty expenses for the year ended December 31, 2003 as compared to $0.5 million during the same period 2002. These amounts are attributable to royalties on production from our Florida Canyon Mine calculated on a 2.5% Net Smelter Return basis.


EXPLORATION EXPENSE

Our expenses for exploration and development, consisting of drilling and expenses at our exploration properties, totaling approximately $ 2.1 million and $ 0.5 million for the years 2003 and 2002, respectively. As of July 1, 2003 a decision was made to capitalize all further development expenses related to the Black Fox project.


LIQUIDITY AND FINANCIAL RESOURCES

Apollo ended the year 2003 with cash and cash equivalents of $36.4 million. Compared to cash and cash equivalents of $11.6 million at the end of 2002. The Company also maintains restricted cash accounts for its reclamation obligations at Florida Canyon and Montana Tunnels. At the end of the year 2003, these accounts totaled $6.9 million, compared to $5.3 million at December 31, 2003.


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               4601 DTC BLVD., SUITE 750  DENVER CO 80237
                         720.886.9656  FAX 720.482.0957

EQUITY ISSUES

The increase in cash was mainly the result of a $34.3 million equity fund raising completed in September 2003. An additional amount of cash was also raised at the beginning of the fourth quarter 2003 with the exercising of an over allotment option by BMO Nesbitt Burns. Net receipt, after commissions, was $3.4 million.


DEFERRED REVENUE

During 2003 the Company recorded deferred revenues of $0.6 million on its put and call hedge position.


DEBT

The Company has also entered into equipment leases and loans at both its operations. At the end of 2003 the current portion of these payables was $4.1 million with another $3.3 million classified as long term debt. The values for year end 2002 were $3.1 million and $5.3 million, respectively.


DEFERRED STRIPPING

The 2003 year ending balance of deferred stripping totaled $24.0 million compared to $17.0 million for the year ended 2002.


CREDIT FACILITY

In June 2003 Apollo entered into a $5.0 million revolving Loan, Guarantee and Security Agreement with Standard Bank of London. As at December 31, 2003 the Company did not owe any amount under this agreement and all covenants had been met.


GOLD HEDGES

During 2003, as part of the credit facility with Standard Bank, the Company entered into hedging contracts for gold in the aggregate amount of 100,000 ounces involving the use of puts and calls. As at December 31, 2003 there are 64,000 ounces remaining on these contracts. The contracts continue through April 25, 2005 with a put option strike price of $295 per ounce and a call option strike price of $345 per ounce. The Company has also entered into certain spot deferred forward contracts for the delivery of 15,862 ounces. As at December 31, 2003, the fair value of all of the contracts is a loss of $5.9 million.


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               4601 DTC BLVD., SUITE 750  DENVER CO 80237
                         720.886.9656  FAX 720.482.0957

Apollo Gold is a gold mining company with operating mines in Nevada and Montana and an advanced stage development project, Black Fox, along the productive Destor-Porcupine Fault east of the Timmins Gold Camp in Ontario, Canada.


CONTACT INFORMATION:
                               INVESTOR RELATIONS:
                                   Dave Young
                             VP Business Development
                              720-886-9656 ext. 55
                            Toll Free: 1-877-465-3484

E-mail: info@apollogold.com         Web site:   www.apollogold.com
        -------------------                     ------------------



FORWARD-LOOKING STATEMENTS
This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements regarding potential mineralization, reserves, exploration results, construction and completion, and production dates and amounts, and future plans and objectives of Apollo Gold, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from these forward-looking statements include: the results of independent Canadian NI 43-101 reports, the outcome of assays and additional exploration sampling and drilling efforts, delay in permits or approvals, technical, permitting, mining, or processing problems or issues, the availability of funding on acceptable terms for the future exploration and development of Apollo Gold mines and projects, and other factors disclosed under the heading "Risk Factors" and elsewhere in Apollo Gold documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities.


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               4601 DTC BLVD., SUITE 750  DENVER CO 80237
                         720.886.9656  FAX 720.482.0957